Exhibit 23.2


January 5, 2005

Board of Directors
Yacht Finders, Inc.
2308-C Kettner Blvd
San Diego, CA  92101


To the Board of Directors:

We consent to the incorporation in the Registration Statement on Form SB-2 of our report dated November 4, 2004 relating to the balance sheets of Yacht finders, Inc. as of September 30, 2004 and December 31, 2003, and the related statements of operations, changes in shareholders' deficit and cash flows for the nine months ended September 30, 2004, from April 15, 2003 through September 30, 2003, from April 15, 2003 through December 31, 2003, and from April 15, 2003 through September 30, 2004. We also consent to the use of our name in the section "Experts".


/s/ Cordovano and Honeck, P.C.
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Cordovano and Honeck, P.C.
Certified Public Accountants
Denver, Colorado